[K&S DRAFT 10-25-96]
                                                             EXHIBIT 5.01B - 1


                              [Form of Opinion of Jeffrey C. Miller,
                                Assistant General Counsel of NUSCO]


                                      ________ __, 1996


To each of the Lenders and Co-Agents
parties to the Credit Agreement referred to below and to Citibank, N.A.
 as Administrative Agent under
such Credit Agreement


Ladies and Gentlemen:

        I am the Assistant General Counsel of Northeast Utilities Service Company ('NUSCO'). This opinion is furnished to you pursuant to Section 5.01(a)(viii)(B) of the Credit Agreement dated as of _________ __, 1996 (the 'CREDIT AGREEMENT') among Northeast Utilities ('NU'), The Connecticut Power and Light Company ('CL&P') and Western Massachusetts Electric Company ('WMECO'; NU, CL&P and WMECO, each being a 'BORROWER', and collectively, the 'BORROWERS') the Banks and Co-Agents named therein and Citibank, N.A. as Administrative Agent for the Lenders thereunder. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

        I have examined or caused to be examined by counsel associated with or engaged by me, including counsel employed by NUSCO, a counterpart of the Credit Agreement marked 'Execution Copy' and the forms of notes attached thereto as Exhibits, together with the originals, or copies certified to my satisfaction, of such corporate or other similar records of the Borrowers and NUSCO, certificates of public officials and of officers of the Borrowers and NUSCO, and such other agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. In my examination of such agreements, instruments and documents, I have assumed the genuineness of all signatures, the authenticity of all agreements, instruments and documents submitted to me as originals, and the conformity to original agreements, instruments and documents of all agreements, instruments and documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to questions of fact material to such opinions, I have assumed without verification and relied upon the accuracy of the representations as to factual matters set forth in the Credit Agreement and in certificates of each Borrower or their respective officers or of public officials. Nothing has come to my attention, however, calling into question the accuracy of such representations.

        I have assumed the due execution and delivery, pursuant to due authorization, by the Banks, the Administrative Agent and the Co-Agents of the Credit Agreement.

        I am qualified to practice law in the State of New York and for purposes of this opinion I do not purport to be an expert on any laws other than the laws of the State of New York, including any political subdivision thereof, and the Federal laws of the United States. Insofar as the opinions herein expressed are dependent upon matters arising under the laws of the Commonwealth of Massachusetts or concern the internal affairs of NU or WMECO, I have relied to the extent I deemed such reliance proper upon the opinion delivered to you today of Richard Early, Senior Counsel of NUSCO. In addition, insofar as the opinions herein expressed are dependent upon matters arising under the laws of the State of New Hampshire or concern the internal affairs of PSNH and NAEC, I have relied to the extent I have deemed such reliance proper upon the opinion delivered to you today of Catherine E. Shively, Senior Counsel of PSNH.

        Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:

        1. WMECO is a corporation, and NU is a voluntary association, each duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has the requisite corporate power (or, in the case of NU, the power under the Declaration of Trust) and authority to own its property and assets and to carry on its business as now conducted and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary.

        2. To the best of my knowledge, the execution, delivery and performance by each Borrower of the Credit Agreement, and the execution, delivery and performance by each Borrower of the Notes of such Borrowers, do not and will not contravene any contractual restriction contained in any material agreement binding on or affecting such Borrower or its properties or any of its Principal Subsidiaries or its properties, and such execution, delivery and performance do not and will not result in or require the creation of any Lien upon or with respect to any of such Borrower's properties.

        3. There is no action or proceeding (including, without limitation, any action or proceeding relating to any environmental protection laws or regulations) pending or, to the best of my knowledge, threatened affecting any Borrower or its properties, or any of its Principal Subsidiaries or its properties, before any court, governmental agency or arbitrator (a) which affects or purports to affect the legality, validity or enforceability of
(i) the Credit Agreement or any Note or (ii) the Existing Credit Facilities or
(b) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect the financial condition, properties or operations of such Borrower or, in the case of NU, NU and its Principal Subsidiaries, taken as a whole, except, for purposes of this clause (b) only, such as is described in such Borrower's Disclosure Documents or in Schedule II to the Credit Agreement.

        4. No Governmental Approval referred to in clause(i) of the definition thereof contained in the Credit Agreement is required to be obtained or made (including without limitation any such Governmental Approval of the Connecticut Department of Public Utility Control or the Massachusetts Department of Public Utilities), except for an order of the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935, as amended (the '35 ACT'), approving the transactions contemplated by the Credit Agreement, which order has been duly obtained and is in full force and effect. The period for appeal of such order has not expired; HOWEVER, the filing of an appeal of such order will not affect the validity of said transactions, unless such order has been otherwise stayed or any of the parties thereto has actual knowledge that any of such transactions constitutes a violation of the 35 Act or any rule or regulation thereunder. To the best of my knowledge, no such stay exists, and I have no reason to believe that any of such transactions constitutes any such violation.

        5. Each Borrower and each of its Principal Subsidiaries have obtained or made all Governmental Approvals referred to in clause(ii) of the definition thereof contained in the Credit Agreement except (i)those which are not yet required but which are obtainable in the ordinary course of business as and when required, (ii)those the absence of which would not materially adversely affect the financial condition, properties or operations of such Borrower or, in the case of NU, NU and its Principal Subsidiaries, taken as a whole, or any Principal Subsidiary and (iii)those which such Borrower is diligently attempting in good faith to obtain, renew or extend, or the requirement for which such Borrower is contesting in good faith by appropriate proceedings or by other appropriate means; in each case described in the foregoing clause(iii), except as is described in such Borrower's Disclosure Documents such attempt or contest, and any delay resulting therefrom, is not reasonably expected to have a material adverse effect on the financial condition, properties or operations of such Borrower or, in the case of NU, NU and its Principal Subsidiaries, taken as a whole, or any Principal Subsidiary or to magnify to any significant degree any such material adverse effect that would reasonably be expected to result from the absence of such Governmental Approval.

        6. All outstanding shares of capital stock having ordinary voting power for the election of directors of CL&P, WMECO, PSNH and NAEC are owned of record and beneficially by NU, free and clear of any Lien. NU is a 'holding company' (as defined in the 35 Act).

        I have generally reviewed and discussed with certain officers and employees of, and counsel and independent public accountants for, the Borrowers and NUSCO, the statements set forth at Tab I in the Information Memorandum under the headings 'Business Overview - Regulatory Issues - Rate Settlement' and 'Dividend Paying Ability' (excluding the specific computations and projections included therein). On the basis of such review (but without independent check and verification), in my opinion such statements (excluding the specific computations and projections included therein) fairly summarize the legal matters, documents or proceedings (or portions thereof) referred to under such headings, and such summaries, reviewed together with the Borrowers' Disclosure Documents, do not omit to state any material fact necessary to make such summaries not misleading in light of the circumstances under which such statements were made.

        I am aware that Day, Berry & Howard and King & Spalding may rely upon the opinions set forth herein in rendering their opinions furnished pursuant to Sections 5.01(a)(viii)(A) and (C), respectively, of the Credit Agreement, and I hereby authorize such reliance.

                                       Very truly yours,
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